Capstone Companies, Inc.
Third Quarter 2014 Financial Results
Teleconference and Webcast
November 17, 2014	OTCQB: CAPC

Operator:  Greetings and welcome to the Capstone Companies Third Quarter 2014 Earnings Call.  At this time, all participants are in a listen-only mode.  A question-and-answer session will follow the formal presentation.  If anyone should require Operator assistance during the conference, please press star, zero on your telephone keypad.  As a reminder, this conference is being recorded.

It’s now my pleasure to introduce your host, Garett Gough, Investor Relations for Capstone.  Please go ahead, sir.

Garett Gough:  Thank you, Kevin, and good morning, everyone.  We appreciate your time and interest in Capstone Companies.  On the call with me today is Stewart Wallach, Capstone’s President and Chief Executive Officer, and Gerry McClinton, Chief Financial Officer and Chief Operating Officer.  They will be reviewing the results for the third quarter, along with their outlook.  This call will conclude with a question-and-answer session.  If you don’t have the release that was distributed on Friday morning, it is available on the Company’s website at capstonecompaniesinc.com.

As you’re aware, we may make some forward-looking statements during the formal presentation and the question-and-answer portion of this teleconference.  These statements apply to future events which are subject to risks and uncertainties, as well as other factors that could cause the actual results to differ materially from where we are today.  These factors are outlined in our earnings release, as well as in documents filed by the Company with the Securities and Exchange Commission, which can be found at our website or at sec.gov.

So with that, I’ll turn the call over to Stewart.

Stewart Wallach:  Thank you, Garett.  Good morning, everybody.  I appreciate your time with us today.  I will start by highlighting some significant occurrences which took place in the third quarter and follow it by Gerry McClinton providing a review of the third quarter financial results.

In accordance with our report filed Friday morning, I’m pleased to acknowledge our revenues grew significantly to a record $7.7 million for the quarter, which represented a $2.1 million, or 37%, increase over last year’s third quarter.  These results were markedly better than expected as approximately $2 million of those sales were originally planned for the fourth quarter and were pulled into the third quarter as our customers prepare for the holiday shopping season.

We generated in excess of $13 million in revenues through this period.  This was the culminary result of three consecutive record quarters for the Company.  Our primary initiatives have remained consistent, to deepen our market penetration with our power-failure lighting products, to expand our product portfolio and to capitalize on our expertise in innovative and rapid product development, contract manufacturing management in China and product import and logistics know-how.

In 2013, we partnered with and invested in AC Kinetics, a team of research scientists and MIT-trained PhD engineers, who, over the last 18 months, were focused on developing new and advanced technologies to improve upon our power-failure solutions.  We did anticipate introducing these jointly-developed new and innovative power-failure lighting products in the third quarter of this year; accordingly, we commenced working with our partner Light Engine Limited, who by the way is recognized as a leader in the development, engineering and manufacturing of LED technologies in Asia, to integrate these technologies into a series of products.  A number of significant engineering challenges occurred through this process, which caused delays of three to six months.  The level of complexity and sophistication of AC Kinetics technologies were underestimated.  I am pleased to report that we have just recently completed the recommended testing and debugging of the software technologies and are now rapidly proceeding with final prototype development and compliance and certification testing.  This final phase will not cause any further delays in making retail presentations.  In short, these developments, which we had hoped would impact our 2014 performance, will definitely serve as catalysts for 2015.

At this point, I want to turn this over to Gerry to share details with you on our third quarter financial results.  Gerry?

Gerry McClinton:  Thank you, Stewart, and good morning, everyone.  So let’s start this report by stating we had a record third quarter 2014 revenue performance with a net revenue increase of 36.9%, compared with the same quarter 2013.  For the nine months, net revenue was 77.2% higher than 2013 and that was a record for a nine-month period.  In fact, as Stewart alluded to earlier, we had three record quarters.

Net revenue for the quarter ended September 30, 2014 was approximately $7.7 million, an increase of $2.1 million over 2013.  Net revenue for the nine months ended September 30, 2014 was approximately $13 million compared with $7.3 million in same period 2013.  That’s an increase of $5.7 million.  The significant increase in revenue was mainly attributed to the continued strong sales performance of our wireless motion sensor lighting, power-failure lighting and the newly-launched wireless remote control outlet programs.

In the third quarter ended September 30, 2014, we booked $728 thousand of product promotional allowances compared with $113 thousand in the same period last year.  Approximately $293 thousand of these allowances was used in the third quarter ended September 30, 2014.  We anticipate the balance of $435 thousand will be used during the fourth quarter ending December 31, 2014.  Two million dollars of shipments were brought forward into the third quarter that were originally anticipated in the fourth quarter, as a result of these promotional allowances.  This is the strongest retail inventory position Capstone has experienced in anticipation of a holiday season.

For the three months ended September 30, 2014 and 2013, cost of sales were approximately $6.6 million and $4.1 million, respectively.  That’s an increase of
$2.5 million from the previous year.  The increased cost of sales was mainly the result of the higher sales volumes; however, during the third quarter, we incurred approximately $225 thousand of additional manufacturing expenses in connection with an approximate $2 million order for a warehouse club customer.  The original factory was experiencing difficulties in processing the orders.  As a result, the product had to be re-engineered by another factory at a significantly higher unit cost, resulting with new mold costs, higher priced electronic components and premium materials and labor costs required to expedite the order so it could be shipped on time.  Note this is a non-recurring one-time expense.

For the nine months ended September 30, 2014 and 2013, cost of sales were approximately $10.2 million and $5.4 million, respectively.  That’s an increase of
$4.8 million, which is directly related to the increase in sales volume.  Cost of sales as a percent of revenue for the nine months was 78.7% in 2014 as compared with 73.5% in 2013; that’s an increase of 5.2% of sales.  This increase resulted from $735 thousand in marketing allowances and the $225 thousand in once-off additional manufacturing expenses, but please note, direct material and labor costs remained very steady during the nine-month period ended September 30, 2014.

Gross profit for the three months ended September 30, 2014 and 2013 were approximately $1.1 million and $1.6 million, respectively, a reduction of $434 thousand as compared with the third quarter 2013.

For the nine months ended September 30, 2014 and 2013, gross profit was approximately $2.8 million and $1.9 million, respectively.  That’s an increase of $835 thusand over 2013.

We should note that the gross profit dollar increase was achieved after gross profit had been reduced by the combined effect of $960 thousand, resulting from the $735 thousand promotional allowances and the once-off $225 thousand order expedite expense.  These charges equate to 7% of revenue and are the reason for the reduction of the gross profit in the period.

For the three months ended September 30, 2014 and 2013, operating expenses were approximately $759 thousand and $511 thousand, respectively, an increase of $248 thousand as compared with the same quarter in 2013.

For the nine months ended September 30, 2014 and 2013, operating expenses were $2.4 million and $1.6 million respectively.  That’s an increase of $780 thousand.  Now, this significant increase in operating expenses is directly related to ongoing investments into our Hong Kong operation totaling $388 thousand, $324 thousand in product advertising and marketing and another $158 thousand in new product development and technology.

Net operating income for the nine months ended September 30, 2014 and 2013 was approximately $363 thousand and $310 thousand, an increase of $53 thousand.

Interest expense for the nine months ended September 30, 2014 and 2013 was $229 thousand and $266 thousand, respectively.  That’s a reduction of $37 thousand.

Even with significant revenue increases over last year, which in itself requires additional funding, we’ve been able to reduce overall interest expenses.  This has been achieved by paying off some of our old outstanding loans and eliminating that interest, combined with having increased loan availability at Sterling National Bank, which has lowered borrowing costs.

Net income for the three months ended September 30, 2014 and 2013 was $286 thousand and $929 thousand, respectively.  That’s a reduction of $643 thousand.

Net income for the nine months ended September 30, 2014 and 2013 was $134 thousand and $44 thousand, respectively.  That’s an increase of $90 thousand.

In summary, we’ve achieved significant sales growth in the nine months, with net sales of $13 million compared with $7.3 million in the same period 2013.  Strategically, we invested $735 thousand to stimulate product sell-through during the holiday shopping period.  We incurred $225 thousand as a one-time manufacturing expense, and we increased operating expenses by $781 thousand in expanding our Company’s infrastructure, product promotion and product development.  This had a combined total impact of $1.7 million that reduced our net income for the nine-month period, but it is important to point out that the Company generated sufficient cash flow to allow for these investments.

The net cash provided in operating activities during the nine months ended September 30, 2014 was approximately $1.4 million compared with cash being used in 2013 of $1 million.  Cash from investing activities; capital expenditures during the nine months ended September 30, 2014 was $45 thousand compared with $512 thousand in 2013.  That’s when we made our investment with AC Kinetics.

During the nine months ended September 30, 2014, net cash used in financing activities was $1.5 million in 2014 compared with $1.4 million in 2013.

In 2014, we used cash to pay off a total of $800 thousand of old notes, which also contributed to the reduced interest charges during the nine months.  It is our stated goal to reduce interest by paying off outstanding loans as long as cash flow allows it.

This concludes my remarks.  Stewart, I will turn this call back to you.

Stewart Wallach:  All right, thanks very much, Gerry.  Thanks for the detailed financial review.  There are a few areas that Gerry just touched on that I believe need some further clarification.  The first point that I want to clarify and discuss is this issue of the $225 thousand increase in manufacturing expense.  This is the first time I’ve experienced a situation like this in 25 years of doing business overseas.  That being said, for me, the decision was an easy one to make in that our commitment to building credibility and a solid reputation was being challenged.  Because there were significant financial implications with this decision, the final determination was mine to make.  Meeting or exceeding our customers’ expectations is a driver for us on a daily basis, and the reason we have been successful in building a solid business.  When the initial factory failed on fulfilling its obligations to us, our Company was faced with the near impossible task in turning this situation around.  I cannot speak highly enough of the demonstrated resiliency and resourcefulness of our overseas staff.  In short, our overseas team made it happen.  Our customer’s needs were met and, more importantly, our product is now available for consumers to purchase.  We have worked very hard to build a fundamentally sound Company that is scalable.  As we leverage the scalability of our Company through the 2015 product introductions, fulfilling this customer’s requirements even at an excessive cost was prudent as they represent significant opportunities for us into the future.

This brings me to the next point, delays in our product launches.  In short, the entire process of integrating the AC Kinetics technology into our expanded product lines was quite an undertaking and significantly greater than anyone anticipated.  The timing of Light Engine’s involvement could not have been better.  Their engineering and manufacturing expertise exposed us to a series of what-ifs that resulted in building an even better product than we had planned for.  The most significant delay resulted from the extensive testing phase.  We forecasted 60 days of testing and the reality is that the testing is running closer to 150 days.  The good news is that the product is ready.  I’m actually looking at some of the samples while speaking with you, and I cannot be more pleased with the outcome.

We recognized that entering into these highly competitive retail categories required us to deliver product that is unique to the marketplace.  The AC Kinetics investment was key to this consideration.  Presentations of these new products are commencing as early as next week.  We had anticipated customer introductions being made in Q2 and Q3, which could have generated promotional activity as early as Q4 2014.  Prior to 2014, and this is a very important note to share with you, we competed primarily in the power-failure lighting category only.  This category is estimated about $100 million at retail, which is a very small niche of the LED categories.  As we are now moving into coach lighting, security lighting, accent lighting and night lights, we are now going to be competing in retail categories that are estimated at $1 billion in retail.  For us, a minimal market penetration will yield maximum results.

It is an exciting time for the Company and one that has been planned for over the past five years.  There isn’t much more to add to it.  At this point, I trust today’s conference call will further serve to confirm your Management’s commitment to transparency and sound business practices.  We have some challenges lying before us and the next six months, in particular, are going to be very demanding on the sales effort.  I am personally involved in that, and we are going to do our best to recapture some of this delay period that was taken from the sales cycle.  I trust that you will all have a safe and happy holiday season, and I want to thank you all for your continued support.

Do we have any questions that came in by e-mail while we were talking here?

Aimee Gaudet:  Actually I had a couple of questions that came in this morning.

Stewart Wallach:  Garett, can we open the lines for questions?

Garett Gough:  Yes. Kevin, could you queue for questions?  While they’re queuing up, we will go over the questions that we received via e-mail this morning.

Operator:  Certainly.  At this time, we will be conducting a question-and-answer session.  If you’d like to ask a question, please press star, one on your telephone keypad.  A confirmation tone will indicate your line is in the question queue.  You may press star, two if you’d like to remove your question from the queue.  For participants using speaker equipment, it may be necessary to pick up your handset before pressing the star keys.  Once again, if you’d like to ask a question today verbally, please press star, one at this time.  One moment please while we poll for questions.

Stewart Wallach:  All right, Aimee, why don’t you go ahead.  I see that some questions came in directly to your e-mail account.

Aimee Gaudet:  Okay, actually here’s the first one.  “All for pending product development roadmaps are also assessing possible benefits to be realized from US-based production.  Is this saying the Company is looking into making company products in the US sometime in the near future?”

Stewart Wallach:  Let me address that.  We are continuing to explore the opportunities available to us for US manufacturing.  Some of our larger customers - Walmart, Costco, etc. - have very significant initiatives toward this end, so we continue to work on it; however, the competitive advantages consistently available to us in China are simply too compelling to ignore at this point.  I should point out that, although labor costs continue to rise in China, which is public information that you’ve probably been reading about, our overseas operation has been successful in containing our costs in spite of those increases.

Aimee Gaudet:  Okay, the next question looks like it’s directed at Gerry.  “The Company has, for the nine months, reported net income of $13 million with $735 thousand of promotional allowances.  Does that mean that gross sales were actually $13.7 million?”

Gerry McClinton: Good math. That’s exactly what that means. We’re at $13.7 million gross.

Aimee Gaudet:  Okay.  This one looks like it’s also for Gerry.  “For the nine months ended September 30, 2014, gross profit increased to $2.8 million from $1.9 million, but just to confirm my math, are you stating that, if we hadn’t incurred $960 thousand in promotional expenses and manufacturing expenses, then gross profit would’ve been near $3.8 million on $13.7 million of sales?”

Gerry McClinton:  Yes, that’s correct.  We had those charges of $960 thousand and the math would be correct.

Aimee Gaudet:  Okay.  It looks like this one just came in a few minutes ago.  This one is related to the product delays that you were talking about.  “I want to thank you for being so straight-forward about the product launch delay.  I’m sure this is frustrating for you, and I don’t want to add to your frustrations, but do you care to comment more?”

Stewart Wallach:  Let me handle this.  Yes, it is absolutely frustrating and a loss of four to six months is a fair assessment.  I would be far more frustrated, frankly, if we had not accomplished what we did in that timeframe.  What I can tell you is, we are pushing as hard as we can to see as many retail partners as possible in the hopes of recapturing that sales cycle; however, the next six months will be impacted by these delays, which you could expect.  We will probably start to see and hear activity in Q1 2015.  I can tell you that we’ve increased the number of people participating in the sales cycle, myself included, and every major account has been targeted and appointments have been established.  Even though review periods are not necessarily taking place, the retailers are seeing us with their interest in our new technologies.

Aimee Gaudet:  Okay, it looks like this might be the last one.

Garett Gough:  Kevin, have we received any questions from the line?

Operator:  Not at this time.  No.

Garett Gough:  Thank you.  Go ahead, Aimee.

Aimee Gaudet:  Okay.  “I just visited our website and I don’t see any of the new items on it.  Do you care to comment?”

Stewart Wallach:  Good observation.  Our website plays a very little role in our sales process, but clearly it’s an important statement about our Company.  We have not updated the website with the new products over the past five to six months for strategic reasons.  The first of which is that the availability dates were a moving target, and, because of the potential impact on the marketplace, we also decided not to educate our competition more than necessary by posting introductions on our websites.  We typically make the private introductions and presentations on something this new and exciting to the retail community before posting it to the public.  We’ve always been consistent in this approach, and unfortunately, this caused us to ignore the website for the last five to six months, but I assure you that shortly after the first of the year, when we have these presentations behind us, there’ll be more to be learned about our new technology and the related products on our website.

Aimee Gaudet:  Great.  Thank you. That’s all I have here.

Stewart Wallach:  All right?  Anything else?  Garett, no calls?

Garett Gough:  It sounds like we’re all set.  Kevin, still no one in the queue?

Operator:  Not at all.  At this time there are no further questions.  I’d like to turn the floor back over to Management for any further or closing comments.

Stewart Wallach:  All right, Garett, thank you very much.

Garett Gough:  Thank you.  Thank you, everyone.

Operator:  That does conclude today’s teleconference.  You may disconnect your lines at this time and have a wonderful day.  We thank you for your participation today.